EXHIBIT 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

ANNOUNCES GROWTH OF 69% IN OIL WELLS TREATED WITH EXCELYTE FOR
SECOND QUARTER 2015

Company Expanding Operations into West Texas Region of Permian Basin and into Western Gulf Basin

LITTLE RIVER, S.C., August 3, 2015 – Integrated Environmental Technologies, Ltd. (OTCBB: IEVM) today announced that as of the end of the second quarter 2015, it was providing Excelyte® well maintenance treatments on 179 oil wells. This represents an increase of 73 oil wells, or 69%, over the first quarter 2015 and an increase of 148 wells, or 477%, for the six months ended June 30, 2015.

The Company currently operates two production facilities, one in the Uinta Basin in Utah and one in the New Mexico region of the Permian Basin. The Company is also in the process of opening a production facility in the West Texas region of the Permian Basin and an additional facility in the Western Gulf Basin (Eagle Ford Shale) located in South Texas.

The Company estimates that there are approximately 5,000 oil producing wells in the Uinta Basin, 25,000 oil producing wells in the New Mexico region of the Permian Basin, 64,000 oil producing wells in the West Texas region of the Permian Basin, and 12,000 oil producing wells in the Western Gulf Basin (Eagle Ford Shale) that could benefit from Excelyte® maintenance treatments. The Company estimates that Excelyte® well maintenance treatments in these areas represent an annual market opportunity of $350 million.

David R. LaVance, the Company’s President and Chief Executive Officer, commented, “During the second quarter 2015, we continued to expand the number of wells treated with Excelyte®, despite the general downturn in the oil and gas sector resulting from the falling price of oil. Excelyte® well maintenance treatments continue to attract E&P operators because Excelyte® is both an effective biocide and a hydrogen sulfide scavenger that has been shown to reduce well maintenance costs and improve safety.”

Hydrogen sulfide is a toxic and corrosive chemical that frequently appears in oil and gas production. Excelyte® acts as a biocide and as a hydrogen sulfide eliminator/scavenger that kills sulfate-reducing bacteria, which are known to produce hydrogen sulfide. The Company’s current down-hole well maintenance treatments consist of regularly scheduled Excelyte® treatments on oil production wells that contain bacteria which can corrode well equipment and well linings; contain bacteria that can sour the oil produced; and/or test positive for hydrogen sulfide.

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc. All of the Company’s products and services are marketed and sold under the umbrella brand name, EcoTreatments™. The Company markets and sells its anolyte disinfecting solution under the Excelyte® brand name, which is produced by the Company’s proprietary EcaFlo™ equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting. Excelyte® solutions are EPA-registered, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling. The products can be used anywhere there is a need to control pathogens, bacteria, viruses, and germs. The Company’s EcaFlo® equipment also produces a cleaning solution that the Company markets under the Catholyte Zero™ brand name. Catholyte Zero™ solutions are environmentally friendly cleansers and degreasers for janitorial, sanitation and food processing uses. To learn more, visit www.ecotreatments.com.

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Forward-Looking Statements

Statements about the company’s future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the company to successfully develop or acquire products and form new business relationships. Since these statements involve risks and uncertainties and are subject to change at any time, the company’s actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies, Ltd.

Thomas S. Gifford

732-820-1415

tgifford@ietltd.net

Capitol Media Partners

Brad Chase

323-377-5653

chase@capitolmediapartners.com

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